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                                                              Exhibit (a)(1)(CC)

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

                                             )
 OMNICARE, INC.,                             )
                                             )
          Plaintiff,                         )
                                             )
                                             )    C.A. No. 19800
          v.                                 )
                                             )
 NCS HEALTHCARE, INC., et al.,               )
                                             )
          Defendants.                        )

               DEFENDANT KEVIN B. SHAW'S MEMORANDUM IN OPPOSITION
                   TO PLAINTIFF OMNICARE'S MOTION FOR SUMMARY
               JUDGMENT ON COUNT I OF THE SECOND AMENDED COMPLAINT

                              PRELIMINARY STATEMENT

     Omnicare's Motion for Summary Judgment concerns a narrow issue of interpretation of NCS Healthcare, Inc.'s ("NCS") Amended and Restated Certificate of Incorporation (the "Certificate") vis-a-vis certain Voting Agreements entered into with Genesis by defendants Jon Outcalt and Kevin Shaw. Opposition Briefs to Omnicare's Motion are being filed on this day on behalf of Genesis Health Ventures, Inc. and Geneva Sub, Inc., the NCS Defendants and Jon
H. Outcalt. In the interest of judicial economy, and because Mr. Shaw believes that all arguments have been adequately addressed in the Opposition Briefs of the other defendants, Mr. Shaw will not restate those arguments here but instead joins in the Opposition Briefs filed on behalf of the other defendants and incorporates the Opposition Briefs, and all arguments made therein, as if restated herein. Having incorporated all defense arguments, Mr. Shaw joins in the position that Omnicare





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is not entitled to judgment as a matter of law and Omnicare's Motion for Summary
Judgment must be denied.

                                    ARGUMENT

     As stated previously, Mr. Shaw joins in the Opposition Briefs filed on behalf of the other defendants and incorporates the Opposition Briefs, and all arguments made therein, as if restated herein. By incorporating all defense arguments, Mr. Shaw joins in the position that Omnicare is not entitled to judgment as a matter of law and Omnicare's Motion for Summary Judgment must be denied.

     Mr. Shaw writes separately to address an incorrect assertion made by Omnicare in its Memorandum in Support of its Motion for Summary Judgment, to make sure the correct facts are before this Court prior to its rendering a decision. On page twelve of its Memorandum, Omnicare states that "by entering into the Voting Agreements" Mr. Shaw "obtained substantial additional consideration." This statement is false.

     Omnicare cites to page 68 of Genesis's Form S-4 as supporting its position. The page cited unambiguously proves the fallacy of Omnicare's position. In pertinent part, page 68 of the S-4 states:

     Executive Officer Bonuses

          Pursuant to resolutions adopted by the NCS board of directors on November 29, 2000 and September 26, 2001, respectively, each of Messrs. Outcalt and Shaw is entitled to a bonus of $200,000 upon a change of control of NCS, which would include the completion of the merger. These bonuses were granted by the NCS board of directors in lieu of semi-annual retention payments made by NCS to certain other employees. (Emphasis Added.)


                                       2




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As indicated in the S-4, the decisions by the NCS board to allow for a bonus upon a change of control were made in November, 2000 and September, 2001, respectively, well before any agreements with Genesis or any other potential suitor were entered into. As noted in the S-4, the bonuses are in lieu of retention payments to which Mr. Shaw was otherwise entitled. Further, Mr. Shaw is entitled to the bonus upon a change of control without reference to any specific suitor or deal. Indeed, Mr. Shaw would still be entitled to the bonus if Omnicare, or any other company or entity other than Genesis, acquired NCS.

     The Voting Agreements were signed on July 28, 2002. There is no nexus between the Voting Agreements and the bonus entitlements granted to Mr. Shaw in 2000 and 2001. Mr. Shaw received absolutely no additional consideration for entering into the Voting Agreements. Any assertion to the contrary is without factual support and is incorrect.


                                       3




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                                   CONCLUSION

     WHEREFORE, with the factual clarification provided herein and for all of the reasons stated in defendants' Opposition Briefs as incorporated herein, defendant Kevin B. Shaw respectfully requests that the Court deny Omnicare's Motion for Summary Judgment.

                                       MORRIS, JAMES, HITCHENS & WILILAMS LLP


                                       /s/ Elizabeth A. Brown
                                       -----------------------------------------
                                       Edward M. McNally (I.D. No. 614)
                                       Michael A. Weidinger (I.D. No. 3330)
                                       Elizabeth A. Brown (I.D. No. 3713)
                                       222 Delaware Avenue, 10th Floor
                                       P.O. Box 2306
                                       Wilmington, Delaware  19899
                                       (302) 888-6800
                                       Attorneys of Defendant Kevin B. Shaw


OF COUNSEL:

James R. Bright
Timothy G. Warner
Spieth, Bell McCurdy & Newell Co., L.P.A.
2000 Huntington Building
925 Euclid Avenue
Cleveland, Ohio  44115
(216) 696-4700

DATED: October 17, 2002


                                       4




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                             CERTIFICATE OF SERVICE

     I certify that on this 17th day of October, 2002, the foregoing Defendant Kevin B. Shaw's Memorandum in Opposition to Omnicare, Inc.'s Motion for Partial Summary Judgment on Count I of the Second Amended Complaint was forwarded hand delivery to the following:

Donald J. Wolfe, Jr., Esquire           Jon E. Abramczyk, Esquire
Potter, Anderson & Corroon LLP          Morris, Nichols, Arsht & Tunnell LLP
Hercules Plaza                          Chase Manhattan Centre, 18th Floor
1313 N. Market Street                   1201 N. Market Street
Wilmington, DE 19801                    Wilmington, DE 19801

Bruce L. Silverstein, Esquire           Edward P. Welch, Esquire
Young, Conaway, Stargatt & Taylor LLP   Skadden, Arps, Slate, Meagher & Flom LLP
1000 West Street, 17th Floor            One Rodney Square
Wilmington, DE 19801                    Wilmington, DE 19801


                                       /s/ Elizabeth A. Brown
                                       -----------------------------------------
                                       Elizabeth A. Brown